Exhibit 99.1

Pacific Premier Bancorp, Inc. CEO Steve Gardner Elected to Board of Directors
of Federal Home Loan Bank of San Francisco

Irvine, Calif., December 10, 2013 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that Steven R. Gardner, President and Chief Executive Officer, has been elected to the Board of Directors of the Federal Home Loan Bank (“FHLB”) of San Francisco.  Mr. Gardner will serve a four-year term beginning January 1, 2014 and ending December 31, 2017.  The Board of Directors is voted upon by the member financial institutions.

Mr. Gardner has held a number of leadership positions within financial services agencies and associations including:

·	Vice Chairman of the Federal Reserve Bank (FRB) of San Francisco’s Twelfth District Community Depository Institutions Advisory Council (CDIAC)
·	President and Chairman of the California Independent Bankers
·	Corporate Secretary of the Independent Community Bankers of America (ICBA)
·	Member of the ICBA Board of Directors and the Executive Committee
·	Director of ICBA Securities and the ICBA Holding Company

The FHLB delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities.  The FHLB also funds community investment programs that help members create affordable housing and promote community economic development.  The FHLB’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

About Pacific Premier Bancorp, Inc.

The Company is one of the top performing and largest commercial bank holding companies in Southern California and is headquartered in Irvine, California. The Company has $1.6 billion in assets, $1.1 billion in loans, $1.3 billion in deposits, and shareholders’ equity of $171.1 million as of September 30, 2013.  The Bank is a business bank primarily focused on serving small and middle market businesses throughout Southern California and operates a nationwide lending and deposit platform.  The Bank offers a diverse range of lending products including commercial business loans, commercial real estate, construction, warehouse and SBA loans, as well as specialty banking products for homeowners associations nationwide.  The Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.

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Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000